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                                                 EXHIBIT 21.1


                       SUBSIDIARIES OF ELECTRONICS BOUTIQUE HOLDINGS CORP.

1.     The Electronics Boutique, Inc., a Pennsylvania corporation

2.     Electronics Boutique Canada Inc., an Ontario corporation

3.     E.B. International, Inc., a Pennsylvania corporation

4.     Electronics Boutique Korea, Inc., a South Korea corporation

5.     Electronics Boutique Australia Pty Ltd, an Australia corporation